UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 23, 2008

AVANT IMMUNOTHERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-15006	13-3191702
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

119 Fourth Avenue

Needham, Massachusetts 02494-2725

(Address of principal executive offices) (Zip Code)

(781) 433-0771

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).   Compensatory Arrangements of Certain Officers.

On July 23, 2008, AVANT Immunotherapeutics, Inc. (the “Company”) entered into an employment agreement (“Employment Agreement”) with Anthony S. Marucci (the “Executive”).  Mr. Marucci serves as the Company’s Executive Vice President, Corporate Development and is currently also serving as its Chief Executive Officer and President on an interim basis pending completion of the Company’s search for a new Chief Executive Officer.  The Employment Agreement provides, among other things, for:  (i) an annual base salary of $250,000; (ii) an annual cash bonus in an amount established by the Company’s Board of Directors; (iii) a weekly bonus of $3,992.31 during the period in which the Executive serves as interim Chief Executive Officer and President; (iv) a lump sum severance payment equal to 200% of the Executive’s then-base salary (not including bonus) in the event that his employment is terminated without cause or he resigns “for good reason” (as defined in the Employment Agreement); and (v) accelerated vesting of any unvested Equity Awards (as defined in the Employment Agreement) and a lump sum cash payment equal to twenty four (24) times Executive’s highest monthly base compensation (not including bonus) during the twenty-four month period prior to the date of termination plus the average of the annual discretionary bonuses (but not the bonuses received for serving as interim Chief Executive Officer) received by the Executive during the two full fiscal years prior to the date of termination in the event of termination without cause or resignation “for good reason” by the Executive within one year immediately following a Change in Control (as defined in the Employment Agreement).

The Employment Agreement has an initial term through July 30, 2011 and shall automatically renew for additional one year terms unless either party gives ninety (90) days prior written notice of its intent not to renew.

The foregoing description of the Employment Agreement is intended to be a summary and is qualified in its entirety by reference to such document, which is attached as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01.       Financial Statements and Exhibits

Exhibit	Description
10.1	Employment Agreement dated July 23, 2008 by and between the Company and Anthony S. Marucci.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANT IMMUNOTHERAPEUTICS, INC.

Date: July 28, 2008	By:	/s/ Avery W. Catlin

Avery W. Catlin
Title: Senior Vice President and Chief Financial Officer